                                                                   EXHIBIT 99(b)


                               FIRST AMENDMENT TO
                             STOCKHOLDERS AGREEMENT

         This Amendment (this "Amendment"), dated as of July 19, 2000, by and among Lamar Advertising Company, a Delaware corporation (including its successors, the "Company"), AMFM Operating Inc. (f/k/a Chancellor Media Corporation of Los Angeles), a Delaware corporation ("AMFM Operating"), AMFM Holdings Inc. (f/k/a Chancellor Mezzanine Holdings Corporation), a Delaware corporation ("AMFM Holdings"), Clear Channel Communications, Inc., a Texas corporation ("Clear Channel"), and The Reilly Family Limited Partnership, a Louisiana limited partnership ("RFLP"), constitutes an amendment to the Stockholders Agreement (as defined below).

                                   WITNESSETH:

         WHEREAS, the Company, AMFM Operating, AMFM Holdings and RFLP are parties to that certain Stockholders Agreement, dated as of September 15, 1999 (the "Stockholders Agreement");

         WHEREAS, AMFM Holdings has transferred to AMFM Operating all of the Common Stock of the Company held by AMFM Holdings;

         WHEREAS, AMFM, Inc., a Delaware corporation ("AMFM"), is the indirect parent company of AMFM Operating;

         WHEREAS, pursuant to a certain Agreement and Plan of Merger dated October 2, 1999 (the "Merger Agreement"), by and among Clear Channel, CCU Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Clear Channel ("Merger Sub"), and AMFM, Merger Sub will be merged with and into AMFM (the "Merger") and AMFM Operating will become a wholly-owned indirect subsidiary of Clear Channel;

         WHEREAS, the Company, AMFM Operating, AMFM Holdings, Clear Channel and RFLP desire to amend the Stockholders Agreement in connection with and upon the consummation of the Merger, on the terms and conditions hereinafter set forth.

         NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and in the Stockholders Agreement, and for other good, valuable and binding consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

         1. AMENDMENTS. Upon the consummation of the Merger, the Stockholders Agreement shall be amended as follows:

         (A) (i) The following new defined terms shall be added to Section 1.1 of the Stockholders Agreement:

         "BUSINESS DAY" means any day except Saturday, Sunday and any day which shall be a legal holiday or a day on which banking institutions in the State of

         Texas and/or the State of Louisiana generally are authorized or required by law or other government actions to close.

         "REGISTRATION RIGHTS AGREEMENT" means the Amended and Restated Registration Rights Agreement dated as of July 19, 2000 by and among the Company, AMFM Operating, AMFM Holdings and Clear Channel.

         "SELLING AMFM HOLDERS" means AMFM Holders who sell or propose to sell Common Stock or Common Stock Equivalents pursuant to a Third-Party Sale.

         "THIRD-PARTY SALE" has the meaning ascribed thereto in Section 3.1(a).

         "UNDERWRITTEN OFFERING" means an offering (other than a block sale) in which all or part of the Registrable Securities (as defined in the Registration Rights Agreement) or securities convertible into, exchangeable for, or exercisable for Registrable Securities are sold to an underwriter for reoffering pursuant to the Shelf Registration Statement (as defined in the Registration Rights Agreement).

         "VOTING STOCK" means any Common Stock or Common Stock Equivalents entitled ordinarily, and in the absence of contingencies, to vote for the election of directors of the Company.

                  (ii) The following defined term shall be substituted in lieu of the existing defined term "Chancellor Holders" in Section 1.1 of the Stockholders Agreement (and wherever such term is elsewhere used in the Stockholders Agreement):

         "AMFM HOLDERS" means, collectively, AMFM Operating and any Affiliates of AMFM Operating who then are parties to this Stockholders Agreement and who own any Common Stock or Common Stock Equivalents or any interest therein.

                  (iii) The following defined term shall be substituted in lieu of the existing defined term "Common Stock Equivalent" in Section 1.1 of the Stockholders Agreement (and wherever such term is elsewhere used in the Stockholders Agreement):

         "COMMON STOCK EQUIVALENT" means, without duplication with any other Common Stock or Common Stock Equivalents, any security which is convertible into, exercisable for or exchangeable for, directly or indirectly, Class A Common Stock of the Company, whether at the time of issuance or upon the passage of time or the occurrence of some future event.

         (B) The text of the following Sections of the Stockholders Agreement shall be deleted in their entirety and replaced by the words "Intentionally Omitted":

                  Section 2.1.1    Board Representation.

                  Section 2.1.2    Vacancies.

                  Section 2.1.3    Committee Representation.


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


                  Section 2.1.4    Costs and Expenses.

                  Section 4.2      Other Significant Transactions.

                  Section 7.1      Financial Statements.

         (C) Article 3 of the Stockholders Agreement shall be deleted in its entirety and the following provisions shall be substituted therefor:

                                   "Article 3

                  RIGHT TO PARTICIPATE IN CERTAIN DISPOSITIONS
                            BY AMFM HOLDERS; LOCK-UP

                  SECTION 3.1 RIGHT TO PARTICIPATE IN CERTAIN DISPOSITIONS BY AMFM HOLDERS.

                  (a) Subject to the provisions of this Section 3.1, in the event that any one or more of the AMFM Holders proposes to offer or sell any Common Stock or Common Stock Equivalents for an aggregate offering price of $200 million or more to any Person who is not an Affiliate of the AMFM Holders in a single offering or a series of related offerings (if at the time of the first of such series of related offerings the Selling AMFM Holders know that there will be a series of related offerings to a single purchaser or affiliated group of purchasers having an aggregate offering price of $200 million or more) (a "Third-Party Sale"), then such Selling AMFM Holders shall give notice in writing to such effect (a "Co-Sale Notice") to the Company not later than (i) three (3) Business Days before the date of a proposed offer or sale other than an Underwritten Offering or (ii) ten
         (10) Business Days before the date of a proposed Underwritten Offering. The Co-Sale Notice shall state the number of shares of Common Stock or Common Stock Equivalents that the Selling AMFM Holders intend to sell, the purchase price per share (or the method of calculating such price), and any other material terms and conditions of the proposed offer and sale. Upon receipt of the Co-Sale Notice, the Company shall have the right (the "Co-Sale Right"), exercisable by written notice (an "Election Notice") to the Selling AMFM Holders given within three (3) Business Days after receipt of the Co-Sale Notice, to elect to include in such Third-Party Sale, additional shares of Common Stock for sale for the Company's account (but not for the account of any other Person), at the price per share (or the method of calculating such price) and on the same terms and conditions specified in the Co-Sale Notice (or at such other price or on such other terms as the Selling AMFM Holders and the Company may agree). Any such election by the Company shall be irrevocable; provided, however, that if the price per share is not specified in the Co-Sale Notice, then the Company shall have the right to revoke the Election Notice within one (1) Business Day following the determination of the price (except that the Company shall not have a right to revoke the Election Notice if an estimated price per share is specified in the Co-Sale Notice and the actual price per share is not more than five-percent (5%) greater or more than five percent (5%) less than the estimated price per share specified in the Co-Sale

         Notice). Failure of the Company to give an Election Notice within such three (3) Business Day period shall be deemed an election by the Company not to participate in the proposed Third-Party Sale.

                  (b) The number of shares of Common Stock that the Company shall be entitled to sell in a Third-Party Sale shall be determined solely by the Company and shall be set forth in the Election Notice; provided, however, that if in the good faith view of the underwriter, placement agent, broker-dealer or other similar person engaged by the Selling AMFM Holders in connection with such offering (or, if no such person has been engaged, of the Board of Directors of the Selling AMFM Holders), the inclusion of all or a part of such additional shares of Common Stock or Common Stock Equivalents in the Third-Party Sale would be likely to have a material adverse effect on the price, timing or distribution of the offering and sale of the Common Stock or Common Stock Equivalents then contemplated by the Selling AMFM Holders, or if the purchaser is not willing to purchase all or a part of such additional shares of Common Stock or Common Stock Equivalents from the Company, then the number of additional shares of Common Stock or Common Stock Equivalents that shall be included in the Third-Party Sale shall be reduced to the number (if any) of such shares that can, in the good faith view of the underwriter, placement agent, broker-dealer or other similar person engaged by the Selling AMFM Holders in connection with such offering (or, if no such person has been engaged, of the Board of Directors of the Selling AMFM Holders), be sold in such Third-Party Sale without so materially adversely affecting such offering and sale, or in the case that the purchaser is not willing to purchase all or a part of such additional shares of Common Stock or Common Stock Equivalents from the Company, reduced to the amount that the purchaser, in its sole discretion, is willing to purchase. Further, if the purchaser or any other Person is granted an option to purchase additional securities of the Company in connection with such Third-Party Sale, then the Company shall be entitled to offer additional shares of Common Stock in full satisfaction of such option, such election to be made in the Company's Election Notice described above.

                  (c) The Company shall not have any Co-Sale Right involving a block trade, other than as set forth in this Section 3.1(c). In the event that the Selling AMFM Holders engage in a transaction involving a block trade of Common Stock or Common Stock Equivalents, the Selling AMFM Holders will use their reasonable best efforts to give the Company advance notice of such block trade (a "Block Trade Notice") and a Co-Sale Right in connection with such block trade, so long as: (i) the Block Trade Notice will not have a material adverse effect on the Selling AMFM Holders' ability to consummate the block trade, and (ii) there is sufficient capacity in the block trade to enable the Company to exercise its Co-Sale Right.

                  (d) The Company shall not have any Co-Sale Right pursuant to this Section 3.1 in connection with any sale or disposition of Common Stock or Common Stock Equivalents by the Selling AMFM Holders (or their successors or


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


         assigns) in a transaction pursuant to Rule 144 under the Securities Act to which the provisions of paragraphs (e) and (f) of Rule 144 are applied.

                  (e) Upon the Company's election to participate in a Third-Party Sale pursuant to this Section 3.1, and subject to Section 3.1(b), the closing of such sale shall be held at the time and place designated by the Selling AMFM Holders and the proposed purchaser. At the closing of such sale, the Company shall deliver to the purchaser, against payment of the purchase price, the shares of Common Stock or Common Stock Equivalents to be issued and sold by the Company to the purchaser, free and clear of all liens, charges, pledges and other encumbrances.

                  SECTION 3.2 LOCK-UP.

                  (a) In connection with an Underwritten Offering (including any block trade) by the AMFM Holders of any Common Stock or Common Stock Equivalents having an aggregate offering price of $200 million or more, if the managing underwriters of such offering reasonably request, the Company shall enter into a lock-up or comparable agreement pursuant to which the Company will not sell or otherwise transfer any shares of Common Stock or Common Stock Equivalents for a fixed period of time (the "Lock-Up Period"). The AMFM Holders and the Company shall use reasonable best efforts to cause the underwriters to agree to a Lock-Up Period not to exceed sixty (60) days, but the Company agrees to accept a longer Lock-Up Period to the extent reasonably required by the underwriters, not to exceed ninety (90) days.

                  (b) In connection with an Underwritten Offering by the Company of any Common Stock or Common Stock Equivalents having an aggregate offering price of $200 million or more, if the managing underwriters of such offering reasonably request, the AMFM Holders shall enter into a lock-up or comparable agreement pursuant to which the AMFM Holders will not sell or otherwise transfer any shares of Common Stock or Common Stock Equivalents during the Lock-Up Period. The Company and the AMFM Holders shall use reasonable best efforts to cause the underwriters to agree to a Lock-Up Period not to exceed sixty (60) days, but the AMFM Holders agree to accept a longer Lock-Up Period to the extent reasonably required by the underwriters, not to exceed ninety (90) days; provided, however, that the AMFM Holders (and their successors and assigns) shall not be subject to any lock-up or comparable agreement pursuant to this Section 3.2(b): (i) at any time during the 60-day period commencing on the Effectiveness Date (as defined in the Registration Rights Agreement) or (ii) at any time during the 90-day period preceding December 31, 2002. The foregoing shall not prohibit the transfer of any shares of Common Stock or Common Stock Equivalents during a Lock-Up Period (x) to any Affiliate of the AMFM Holders (so long as such Affiliate is bound by the provisions of this Stockholders Agreement, including the lock-up agreement contemplated by this Section 3.2(b)) or (y) pursuant to a bona fide pledge of such shares to a lender or in connection with a foreclosure (or similar proceeding or remedy) effected with respect to any


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


         such pledge (so long as such lender agrees to be bound by the lock-up agreement contemplated by this Section 3.2(b)).

                  SECTION 3.3 DUE DILIGENCE. In connection with any offer or sale by the AMFM Holders of Common Stock or Common Stock Equivalents, if the AMFM Holders so request, the Company shall give the AMFM Holders, a single representative of the proposed purchasers of Common Stock or Common Stock Equivalents, and their respective counsel, accountants, bankers and advisors, reasonable and customary access to the Company's books, records and properties and such opportunities to discuss the business and affairs of the Company with its officers and the independent public accounts who have certified the Company's financial statements; provided, however, that (i) the AMFM Holders and any such proposed purchasers shall have entered into a confidentiality agreement reasonably acceptable to the Company which shall include, without limitation, an agreement not to use or disclose to any other person, including any competitor of the Company, any non-public information disclosed as a result of such investigation, and (ii) the AMFM Holders, the representative of the proposed purchasers and their respective counsel, accountants, bankers and advisors shall use their reasonable best efforts to minimize the disruption to the Company's business and shall to the extent practicable coordinate any such investigation of the Company's books, records and properties and any such discussions with the Company's officers and accountants so that all such investigations and discussions occur at the same time."

         (D) Section 4.1 of the Stockholders Agreement shall be deleted in its entirety and the following provisions shall be substituted therefor:

                  "SECTION 4.1 TRANSACTIONS WITH AFFILIATES. The Company will not, nor will it permit any of its Subsidiaries to, directly or indirectly, enter into or engage in any transaction with or for the benefit of any of its Affiliates (other than transactions between the Company and a wholly owned Subsidiary of the Company or among wholly owned Subsidiaries of the Company), except for any such transaction which is on terms no less favorable than those that might reasonably have been obtained in a comparable transaction on an arm's-length basis from a person that is not an Affiliate. With respect to the requirement set forth in the immediately preceding sentence, for a transaction or series of related transactions involving a value of $1,000,000 or more, such determination will be made in good faith by a majority of the members of the Company's Board of Directors and a majority of the disinterested members of the Company's Board of Directors, and for a transaction or series of transactions involving a value of $5,000,000 or more, the Company's Board of Directors must receive an opinion from a nationally recognized investment banking firm that such transaction is (or that such series of transactions are) fair, from a financial point of view, to the Company or such Subsidiary, as applicable. Notwithstanding the foregoing, the restrictions set forth in this
         Section 4.1 shall not apply to reasonable and customary directors' fees, reasonable and customary directors' or officers' indemnification arrangements, or reasonable and customary compensatory arrangements with officers of the Company."

         (E) Section 7.3 of the Stockholders Agreement shall be deleted in its entirety and the following provisions shall be substituted therefor:

                  "SECTION 7.3.1 VOTING OF AMFM HOLDERS. The AMFM Holders shall take such action as may be required so that all shares of Voting Stock beneficially owned by them shall be present for quorum purposes, in person or represented by proxy, at any regular or special meeting of stockholders of the Company, and shall vote such shares of Voting Stock at any such meeting of stockholders or in any written consent executed in lieu of such a meeting of stockholders in the same proportion as the vote of all holders of Voting Stock not held by the AMFM Holders that are present, in person or by proxy, at such meeting and voting with respect to any matter. The AMFM Holders hereby grant the Company an irrevocable proxy to vote the shares of Voting Stock beneficially owned by them in accordance with the provision of this Section 7.3.1. The provisions of this Section 7.3.1 shall have no further force or effect with respect to any shares of Voting Stock following the disposition of such shares to any Person that is not an Affiliate of the AMFM Holders.

                  "SECTION 7.3.2 CERTAIN RESTRICTED ACTIONS. Without the consent of the Company's Board of Directors, neither the AMFM Holders nor any of their respective Affiliates shall:

                  (a) make, or in any way participate in, any "solicitation" of "proxies", or become a "participant" in any "election contest" (as such terms are defined in Rule 14a-1 of Regulation 14A promulgated by the Commission pursuant to Section 14 of the Exchange Act, disregarding clause (iv) of Rule 14a-1(l)(2) and including any exempt solicitation pursuant to Rule 14a-2(b)(1)) relating to Voting Stock; call, or in any way participate in a call for, any special meeting of the Company's stockholders; request, or take any action to obtain or retain any list of holders of any of the Company's securities; execute any written consent in lieu of a meeting of stockholders for the purpose of acquiring control of the Company; initiate or propose any stockholder proposal or participate in the making of, or solicit stockholders for the approval of, or seek to advise or influence any other person (who, together with the AMFM Holders or their Affiliates, would constitute a group for purposes of Section 13(d)(3) of the Exchange Act) with respect to voting, on one or more stockholder proposals relating to the Company;

                  (b) deposit any Voting Stock in a voting trust or subject any Voting Stock to any voting agreement or arrangements (other than as provided herein);

                  (c) form, join or in any way participate in a group with respect to any Voting Stock (or any securities the ownership of which would cause the owner thereof to Beneficially Own any Voting Stock); or

                  (d) otherwise act to control the Company or the Company's management, board of directors, policies or affairs including, without limitation: (i) making any offer or proposal to acquire any securities or assets of the Company or any of its affiliates or soliciting or proposing to effect or negotiate any form of business combination, any tender offer or exchange offer for any debt or equity securities of the Company, or any restructuring, recapitalization or other extraordinary transaction involving, or any change in control of, the Company, its affiliates or any of their respective securities or assets or (ii) seeking board representation or the removal of any directors or management or a change in the composition or size of the Company's Board of Directors.

                  (e) disclose any intention to do any of the foregoing or seek to modify any provision of this Section 7.3.2.

                  (f) Notices to the parties shall be sent to the addresses listed on the signature pages hereof.

         2. NO OTHER CHANGES. Except as specifically set forth herein, the Stockholders Agreement shall remain unmodified and in full force and effect in accordance with its terms.

         3. GOVERNING LAW. This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to principles of conflict of laws.

         4. SUCCESSORS AND ASSIGNS. This Amendment shall be binding upon the parties hereto, and their respective successors and permitted assigns.

         5. COUNTERPARTS. This Amendment may be executed in counterparts, each of which shall be deemed to be an original, but all of which, taken together, shall constitute one and the same agreement.

         6. SEVERABILITY. In case any provision in this Amendment shall be held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in affected or impaired thereby.

         7. ENTIRE AGREEMENT. This Amendment, together with the Stockholders Agreement, as amended hereby, contains the entire agreement among the parties with respect to the subject matter hereof and, upon the effectiveness of this Amendment in accordance with Section 9, shall supersede all prior agreements and understandings with respect to such subject matter, including, without limitation, the letter agreement dated as of June 1, 2000 among the Company, AMFM and Clear Channel.

         8. EXECUTION; AMENDMENTS. This Amendment is executed by the parties pursuant to the provisions of Section 7.8.2 of the Stockholders Agreement. Any provision of this Amendment may be amended or waived if, but only if such amendment or waiver is in writing and is signed by the Company, the Holders holding at least a majority of the Fully-Diluted Common Stock held by all Holders and the Majority AMFM Holders.

         9. EFFECTIVE DATE; CONSUMMATION OF MERGER. The terms and conditions of this Amendment shall become effective and enforceable only upon the consummation of the Merger. In the event that the Merger has not been consummated on or before March 31, 2001, or if the Merger Agreement is terminated prior to March 31, 2001 then, unless the parties hereto mutually agree to an extension hereof, this Amendment shall be null and void and the Original Agreement shall continue in accordance with its terms as if this Amendment had not been executed and delivered.

         10. GUARANTY BY CLEAR CHANNEL. Clear Channel agrees to guaranty the performance of all obligations of the AMFM Holders hereunder.

         IN WITNESS WHEREOF, this Amendment has been duly executed by the parties as of the date first set forth above.


                                       LAMAR ADVERTISING COMPANY


                                       By:
                                          --------------------------------------
                                             Name:
                                                  ------------------------------
                                             Title:
                                                   -----------------------------

                                       Address:
                                       5551 Corporate Boulevard
                                       Baton Rouge, LA 70808
                                       Attention: Kevin P. Reilly, Jr.
                                       Fax: (225) 923-0658

                                       With copies to:

                                       Palmer Dodge LLP
                                       One Beacon Street
                                       Boston, MA 02108
                                       Attention: George Ticknor, Esq.
                                       Fax: (617) 227-4420


                                       AMFM OPERATING INC.
                                       (f/k/a CHANCELLOR MEDIA CORPORATION
                                       OF LOS ANGELES)


                                       By:
                                          --------------------------------------
                                             Name:
                                                  ------------------------------
                                             Title:
                                                   -----------------------------

                                       Address:
                                       200 East Basse
                                       San Antonio, TX 78209
                                       Attention: General Counsel
                                       Fax: (210) 822-2299

                                       With copies to:

                                       Akin, Gump, Strauss, Hauer & Feld, L.L.P.
                                       300 Convent Street
                                       Suite 1500

                                       San Antonio, TX 78205
                                       Attention: Stephen C. Mount
                                       Fax: (210) 224-2035

                                       AMFM HOLDINGS INC.
                                       (f/k/a CHANCELLOR MEZZANINE HOLDINGS
                                       CORPORATION)


                                       By:
                                          --------------------------------------
                                             Name:
                                                  ------------------------------
                                             Title:
                                                   -----------------------------

                                       Address:
                                       200 East Basse
                                       San Antonio, TX 78209
                                       Attention: General Counsel
                                       Fax: (210) 822-2299

                                       With copies to:

                                       Akin, Gump, Strauss, Hauer & Feld, L.L.P.
                                       300 Convent Street
                                       Suite 1500
                                       San Antonio, TX 78205
                                       Attention: Stephen C. Mount
                                       Fax: (210) 224-2035


                                       CLEAR CHANNEL COMMUNICATIONS, INC.


                                       By:
                                          --------------------------------------
                                             Name:
                                                  ------------------------------
                                             Title:
                                                   -----------------------------

                                       Address:
                                       200 East Basse
                                       San Antonio, TX 78209
                                       Attention: General Counsel
                                       Fax: (210) 822-2299

                                       With copies to:

                                       Akin, Gump, Strauss, Hauer & Feld, L.L.P.
                                       300 Convent Street
                                       Suite 1500
                                       San Antonio, TX 78205
                                       Attention:  Stephen C. Mount
                                       Fax:  (210) 224-2035

                                       THE REILLY FAMILY LIMITED PARTNERSHIP


                                       By:
                                          --------------------------------------
                                             Name:
                                                  ------------------------------
                                             Title:
                                                   -----------------------------

                                       Address:
                                       c/o Lamar Advertising Company
                                       5551 Corporate Boulevard
                                       Baton Rouge, LA 70808
                                       Attention:  Kevin P. Reilly, Jr.
                                       Fax:  (225) 923-0658

                                       With copies to:

                                       Palmer Dodge LLP
                                       One Beacon Street
                                       Boston, MA 02108
                                       Attention:  George Ticknor, Esq.
                                       Fax:  (617) 227-4420